CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Nuveen Investment Trust II of our report dated September 25, 2020 relating to the financial statements and the financial highlights, which appears in the Nuveen Santa Barbara Dividend Growth Fund’s Annual Report on Form N-CSR for the year ended July 31, 2020. We also consent to the references to us under the headings “Other Service Providers to the Fund” and “Appendix B - Financial Highlights of the Acquiring Fund” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

May 21, 2021